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                                                                   EXHIBIT 10.35

John Shandley
[Home address]

Dear Jack:

         We are pleased to offer you the position of Vice President - Human Resources of Swift & Company (the "Company"), reporting to the Company's President and Chief Executive Officer. We look forward to you joining our team upon the closing of the acquisition (the "Acquisition") of the fresh beef and pork processing businesses of ConAgra Foods, Inc. ("ConAgra") by Swift Foods Company ("Swift Foods"). We are impressed by your past and present contributions to ConAgra's red meat business and feel that your services would be a valuable asset to the Company.

The compensation, benefits and other principal terms of your employment will be as follows:

SALARY: Your annual base salary will be $200,000, which will be paid in accordance with the usual customary payroll practices and annual merit review cycle of the Company.

BONUS: You will be eligible to receive an annual performance bonus of 50% of your annual base salary.

"STAY" BONUS:                       You shall receive a special "stay" bonus in
                                    the amount of $300,000, which amount shall be payable to you within 15 days after the closing of the Acquisition; provided, however, that such payment shall be fully repayable by you to the Company if you voluntarily terminate your employment with the Company within the twelve months following the closing of the Acquisition.

EQUITY: You will be granted options to acquire 500,000 shares of common stock of Swift Foods at an exercise price of $1.00 per share. One quarter of the shares shall vest immediately on the date of your option grant (the "Grant Date"). Thereafter, beginning on the last day of the month following the month in which the first annual anniversary of the Grant Date occurs, 1/36th of the remaining shares shall vest such that, upon the fourth annual anniversary of the Grant Date, all shares will be fully vested. Attached is the form of Swift Foods' stock option agreement that details these and the additional terms of your stock option grant.

SEVERANCE:                          While either party may terminate the
                                    employment relationship at their discretion and at any time, should you be involuntarily terminated from the Company (other than for cause) at any time within the thirty-six month period following after the closing of the Acquisition, you will be entitled to receive cash

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                                    severance payments in accordance with the
                                    attached Severance Agreement to be executed in connection with your acceptance of the offer contained in this letter.

VACATION:                           You will be entitled to four weeks of paid
                                    vacation time each year in addition to those days designated as paid holidays or personal days in accordance with the plans, policies, programs and practices of the Company for its executive officers. Unused vacation time will carry over to the next year and any unused vacation time will be paid to you in a cash lump sum payment promptly after any termination of your employment with the Company.

BENEFITS:                           You will be eligible for participation in
                                    and will receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other executives of the Company.

We are hopeful you will join the Company team as Vice President - Human Resources. This letter will become effective as of the closing of the Acquisition and will replace and supercede any existing employment arrangements between you and ConAgra or any of its affiliates. Your signature below will confirm your acceptance.


Sincerely,

/s/ JOHN N. SIMONS

John N. Simons
President and Chief Executive Officer



                                           AGREED AND ACCEPTED:

                                           /s/ JOHN SHANDLEY
                                           -------------------------------------
                                           John Shandley

                                           8/7/02
                                           -------------------------------------
                                           Date